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                                                                    EXHIBIT 99.1

          [LETTERHEAD OF CITADEL COMPUTER SYSTEMS, INC. APPEARS HERE]

                                 NEWS RELEASE


                                   For:           Citadel Computer Systems, Inc.
                                                  3811 Turtle Creek Boulevard
                                                  Dallas, Texas 75219

                            http://www.citadel.com

Company Contact:        Steven B. Solomon, COO
                        (214) 520-9292

Agency Contact:         Warren J. Cavior
                        (212) 687-6070 / caviorg@aol.com


                       CITADEL COMPUTER SYSTEMS ACQUIRES
                             COMPETITOR KENT-MARSH
                   ESTABLISHES NEW DESKTOP SOFTWARE DIVISION

      Dallas, Texas, August 20, 1996, Citadel Computer Systems, Inc. (OTC Bulletin Board: NOFF), a market pacesetter in network security software, announced today that it has acquired for cash and stock Kent-Marsh Ltd., Inc. and Astonishing Developments, Inc., the acknowledged industry leaders in cross-platform desktop security software for Windows and Macintosh operating systems. Citadel previously announced that it had signed a letter of intent to acquire Astonishing Developments, Inc.

     "With Kent-Marsh on board, Citadel enhances its leadership position in network and desktop security," said Steven B. Solomon, Chief Operating Officer of Citadel. "By expanding our expertise across platforms -- indeed, over the entire spectrum of computer users -- this acquisition furthers Citadel's goal to provide complete solutions for all our customers' security needs. So from the individual with one home PC to the networked multinational

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corporation, Citadel has all the bases covered. Marketing legend, Victor Kiam, who recently joined our board of directors, now has an even stronger consumer product line to leverage."

     "Kent-Marsh has time-proven, award-winning products, shelf-presence and a large and loyal customer base," noted Vance Nesbitt, Chief Executive Officer of Kent-Marsh. "We are bringing to Citadel our entire management team with over a decade of expertise and strong long-term channel relationships. The addition of these assets to Citadel, already a leader in the security software industry, creates an instant powerhouse in the market." Nesbitt, a seasoned security software industry veteran, has been appointed chief technology officer of Citadel's newly formed Desktop Software Division.

     Since its founding in 1984, Kent-Marsh has consistently provided the industry's best-selling desktop products, such as WinShield, FolderBolt and NightWatch, to address the growing privacy and configuration protection needs of personal computer users. Kent-Marsh has established relationships with the industry's preeminent software distributors, as well as extensive bundling and market-specific program collaborations with such giants as Microsoft, Compaq, IBM, Ingram and Apple Computer. Solomon said that Kent-Marsh is nearing release on a variety of easy-to-use network tools directed at supporting Microsoft's Windows NT platform. In addition, the company has signed an agreement with Microsoft to localize certain of its products for European distribution.

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     Citadel Computer Systems is a developer and marketer of computer software products, broadly characterized as network and PC security and management utilities and software management tools. Its products, including NetOFF, ServerSentry and Phantom of the Console, are designed to better manage and provide additional security to local area networks using Novell and Microsoft network software and now, through the Kent-Marsh product line, to individual PCs as well.



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